Exhibit 99.1
OpenText Completes $1.0 Billion Senior Secured Notes Offering
Waterloo, ON, October 1, 2026 – Open Text Corporation (the “Company” or “OpenText”) (NASDAQ: OTEX), (TSX: OTEX) announced today that it has closed its offering (the “Notes Offering”) of $500 million aggregate principal amount of 6.700% senior secured notes due 2031 and $500 million aggregate principal amount of 7.150% senior secured notes due 2033 (together, the “Notes”). The Company further announced it executed an amendment to its revolving credit facility (the “Revolver”) principally to extend the maturity of the Revolver from December 19, 2028 to October 1, 2031, subject to certain terms as specified under the Revolver.
OpenText intends to use the net proceeds from the Notes Offering, together with cash on hand, to fund, in the aggregate (i) the redemption in full of the outstanding $1.0 billion principal amount of its 6.900% Senior Secured Notes due 2027 (the “2027 Notes”), including the payment of the applicable redemption premium, accrued and unpaid interest and related costs and expenses, and (ii) the consideration for any of its outstanding 3.875% Senior Notes due 2028 (the “2028 Notes”) accepted for purchase in the tender offer by the Company for such 2028 Notes, up to an aggregate principal amount of the 2028 Notes that will not exceed $300 million (the “Tender Offer”), both of which are expected to settle on October 2, 2026. The Notes are guaranteed on a senior secured basis by OpenText’s existing wholly-owned subsidiaries that are guarantors or co-obligors under the Revolver, OpenText’s first lien term loan facility (the “Term Loan Credit Agreement”) and the 2027 Notes. The Notes and related guarantees are secured on the same basis as the Revolver, the Term Loan Credit Agreement and the 2027 Notes.
The Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the related guarantees were issued pursuant to Rule 144A and Regulation S under the Securities Act. The Notes and related guarantees were not offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in Canada were made on a basis which was exempt from the prospectus requirements of such securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction.
For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com
About OpenText
OpenText™ is a global leader in data management for enterprise AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for enterprise AI.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the redemption and the Tender Offer, and the operating environment, economies and markets in which OpenText operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by OpenText at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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